U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

        Date of Report ( Date of earliest event reported ) March 4, 1998

                             TRIANGLE BANCORP, INC.

     North Carolina                   0-21346                    56-1764546
(State or other jurisdiction        (Commission                (IRS Employer
    of incorporation)               File Number)             Identification No.)

4300 Glenwood Avenue, Raleigh, North Carolina                      27612
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code            (919) 881-0455


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Item 5. Other Information

On March 4, 1998,Triangle Bancorp, Inc. ("Triangle") executed an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") with United Federal Savings Bank, Rocky Mount, North Carolina ("United Federal"), whereby United Federal will be merged with and into Triangle's wholly-owned bank subsidiary, Triangle Bank ("Triangle"). The transaction is subject to the receipt of regulatory approvals and the approval of United Federal's shareholders as well as the satisfaction of various other conditions.

Pursuant to the terms of the Merger Agreement, Triangle will exchange 0.63 shares of its common stock for each share of United Federal's common stock issued and outstanding, subject to adjustment as provided in the Merger Agreement. It is contemplated the transaction will be accounted for as a pooling of interests and the stock exchange will qualify as a tax free reorganization. As of December 31, 1997, United Federal had approximately $304 million in assets, $266 million in deposits and $22 million in shareholders' equity. United Federal operates 13 branches in eastern North Carolina and a loan origination office in both Charlotte and Wilmington, North Carolina.

Item 7. Exhibits

10(a) Agreement and Plan of Reorganization and Merger dated March 4, 1998 by and among Triangle Bancorp, Inc., Triangle Bank and United Federal Savings Bank

10(b)   Press Release


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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Triangle Bancorp, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             TRIANGLE BANCORP, INC.
                                                  (Registrant)



                                                  /s/ Debra L. Lee
Date  March 11, 1998                          By: ______________________________
                                                  Debra L. Lee
                                                  Chief Financial Officer


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